Exhibit 2(n)

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Trustees

ING International High Dividend Equity Income Fund

We consent to the use of our report dated July 19, 2007, included herein, and to the references to our Firm under the headings “Independent Registered Public Accounting Firm” in the prospectus and the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

September 24, 2007